Exhibit 99.1

Contact Information:

Company Contact Brian McGee Chief Financial Officer 510-413-1201 bmcgee@lexarmedia.com	Investor Relations Jennifer Jarman the blueshirt group 415-217-7722 jennifer@blueshirtgroup.com

Lexar Media First Quarter Revenues Grow 202% Year over Year

FREMONT, Calif., April 15, 2004 – Lexar Media, Inc. (Nasdaq: LEXR), a leading manufacturer and marketer of high-performance digital media and accessories, today reported financial results for the first quarter ended March 31, 2004.

Total first quarter revenues of $164.7 million increased 202% from $54.6 million in the same period last year and decreased 7% sequentially from $177.5 million in the preceding quarter. Product revenues of $161.1 million increased 220% from $50.3 million in the same period last year and decreased 7% from $172.8 million in the preceding quarter. Net income was $9.4 million, or $0.11 per diluted share, as compared to $4.3 million, or $0.06 per diluted share, in the same period last year and $18.9 million, or $0.21 per diluted share, in the fourth quarter of 2003.

“First quarter revenues more than tripled compared to the same period last year and we saw a smaller than anticipated sequential revenue decline from our seasonally high fourth quarter,” said Eric Stang, Lexar Media’s chairman, CEO and president. ”Our top and bottom line results surpassed our guidance and we reported positive operating cash flow during the quarter. Consumers worldwide continued to show strong demand for Lexar Media products and we expanded our retail presence to over 48,000 storefronts including several new high profile retailers. We announced numerous new product innovations during the quarter including our 80X speed rated products, 8GB CompactFlash™ card, and new applications of our JumpDrive® storage and entertainment products, and we began shipments of mini-SD cards worldwide.”

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Corporate Highlights

Lexar Media recently:

•	Introduced the 8GB Professional Series CompactFlash card, the highest capacity memory card available in the world today that delivers a 40X speed-rating.

•	Introduced its family of miniSD cards, available worldwide in capacities of 32MB, 64MB and 128MB, which are specifically designed for portable, storage-intensive devices, such as camera phones, digital still and video cameras, MP3 players and PDAs.

•	Introduced Lexar’s® Secure Digital (SD) memory cards speed-rated at 60X, which signifies a minimum sustained write speed capability of 9MB per second, ideal for digital imaging applications requiring sustained high speed, such as shooting digital video; and doubled its highest capacity Secure Digital (SD) memory card to 1 gigabyte, which allows users to capture more digital pictures, store more digital video, and listen to MP3s for longer periods of time.

•	Doubled the minimum sustained write speed capability of its Professional Series CompactFlash (CF) product line to 80X, or 12MB per second, providing the fastest CompactFlash cards with guaranteed write speeds available; and introduced a 32-bit CompactFlash (CF) CardBus reader, designed to enable the quick and convenient transfer of digital images to notebook computers.

•	Updated its Memory Stick™ product line to include significantly increased read speeds, available in capacities of 64MB, 128MB and 256MB, that have delivery speeds up to four times faster than current cards.

•	Commenced retail shipments in Europe of JumpDrive Sport and JumpDrive Elite, the new members of Lexar’s market-leading family of USB flash drives.

•	Expanded its JumpDrive USB flash drives with the addition of Traveler 2.0, offering expanded product capabilities including support for Microsoft Outlook; introduced JumpDrive Photo, a 40X speed-rated, large capacity USB 2.0 flash drive designed to satisfy the needs of professional photographers; and introduced the JumpDrive 2.0 Pro 80X featuring a minimum sustained read and write speed capability equal to twelve megabytes per second.

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•	Became the exclusive retail distributor of Photo Mechanic, the popular image management software by Camera Bits used by professional photographers to easily view, organize and process digital images on a computer.

•	Announced its ongoing relationship as the supplier of digital media cards to the professional photographers at Sports Illustrated.

•	Received a ‘Gold’ designation for Best CompactFlash in the Photo Industry Awards 2004, as voted by the UK-based publication, The Photographer Magazine, and its partner, the prestigious British Institute of Professional Photography.

Financial Outlook

Mr. Stang continued, “After several quarters of relatively stable average selling prices, second quarter price declines will be sizeable. These declines are occurring a quarter sooner than anticipated given the current supply environment in the flash industry. Lexar Media’s fabless business model provides us optimum flexibility in dynamic business climates, and we are optimistic about the second half of the year since we expect flash prices will decline as supply increases from both existing suppliers and new entrants. While the second quarter is difficult to forecast as we work to realign supply costs, our outlook, at this time, is for revenues of at least $190 million and breakeven to slightly positive net income. Given continued robust demand in our markets and Lexar’s leadership position, we believe we will exceed our prior revenue growth projections for all of 2004. For 2004, we currently expect revenues to nearly double to at least $800 million, with EPS of approximately $0.60.”

Conference Call

The Company will host a conference call to discuss its financial results and outlook today at 2:00 p.m. PST (5:00 p.m. EST). To participate on the live call, analysts and investors should dial 800-219-6110 at least ten minutes prior to the call. The call will also be webcast and can be accessed from Lexar Media’s investor relations web site at http://www.lexarmedia.com/ir/ where an archive of the conference call will be available for one year.

About Lexar Media, Inc.

Lexar Media is a leading marketer and manufacturer of flash memory cards, USB flash drives, card readers and ATA controller technology for the digital photography, consumer electronics, industrial and communications markets. The company holds over 70 issued and allowed controller and system

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patents, and licenses its technology to companies including Olympus, Samsung Electronics and Sony. For more information, please call 1-800-789-9418 or visit www.lexarmedia.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor created by those sections. These forward-looking statements include statements related to projections about our business and financial outlook, including the statements in the section entitled “Financial Outlook,” anticipated consumer demand for digital still cameras and portable storage devices generally and demand for our products in particular, as well as the growth of the digital media and digital photography markets. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks include: our operating results and gross margins are difficult to predict and may fluctuate significantly; if we are unable to obtain sufficient quantities of flash memory in a timely manner and at competitive prices, we may not be able to manufacture and deliver flash memory products to satisfy our customers’ requirements, compete effectively in the market or maintain our targeted gross margins; as our licenses transition from fixed to variable, our licensing revenues will decline significantly and we may be unable to secure new license or royalty revenue; if we are unable to manage our inventory levels operating results will be negatively impacted; future average selling prices may erode due to excess industry capacity and extreme price competition; the solid-state storage market has evolved and is evolving and we may have to pay a royalty to sell certain flash card formats or may not be able to obtain rights to manufacture them at all; many of our retail customers and distributors have price protection which could require us to make large payments if we reduce prices; if we are unable to anticipate demand and pricing of our products or if we are unable to effectively manage the distributor channels and relationships, our operating results will be harmed; increased competition in the digital film market may lead to a decrease in our revenues and market share; we must be able to develop and introduce new products and services on a timely basis that are accepted by our customers and consumers in order to compete effectively; if we are unable to achieve or maintain our technology leadership position or to obtain rights to develop and manufacture new form factors on acceptable terms, our gross margins and revenues would likely decline significantly; and we are involved in intellectual property litigation, and may become involved in additional litigation, that could divert management’s time and attention, be time-consuming and expensive to defend and limit our access to important technology. Readers should also refer to the risk factors described in Lexar Media’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for its fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission on March 15, 2004. Lexar Media assumes no obligation to update the forward-looking information contained in this news release.

Lexar Media, JumpDrive and the Lexar Media logo are trademarks of Lexar Media, Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	Mar, 31, 2004	Mar. 31, 2003
Net revenues:
Product revenues	$161,079	$50,267
License and royalty revenues	3,655	4,369

Total net revenues	164,734	54,636
Cost of product revenues	135,805	39,966

Gross margin	28,929	14,670

Operating expenses:
Research and development	2,061	1,923
Sales and marketing	10,752	5,373
General and administrative	5,606	3,091

Total operating expenses	18,419	10,387

Income from operations	10,510	4,283

Total other income and (expense)	(465)	64

Income before income taxes	10,045	4,347

Income taxes	619	74

Net income	$9,426	$4,273

Net income per common share:
Basic	$0.12	$0.06
Diluted	$0.11	$0.06

Shares used in computing net income per common share calculation:
Basic	78,316	66,404
Diluted	89,416	75,573

LEXAR MEDIA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	Mar. 31 2004	Dec. 31 2003
ASSETS
Current assets:
Cash and cash equivalents	$118,408	$115,698
Restricted cash	5,000	5,000
Accounts receivable, net	78,943	89,579
Inventories	107,248	99,620
Prepaid expenses and other current assets	5,021	5,778

Total current assets	314,620	315,675

Property and equipment, net	4,128	3,579
Intangibles and other assets	1,173	1,101

Total assets	$319,921	$320,355

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$113,726	$122,319
Deferred license revenue and product margin	7,909	11,066

Total current liabilities	121,635	133,385

Deferred license revenue, net of current portion	562	691

Total liabilities	122,197	134,076

Total stockholders’ equity	197,724	186,279

Total liabilities and stockholders’ equity	$319,921	$320,355